As filed with the Securities and Exchange Commission on December 12, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINN-DIXIE STORES, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0514290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5050 Edgewood Court

Jacksonville, Florida 32254-3699

(Address, including zip code, of registrant’s principal executive offices)

Frank Lazaran Stock Option Plan and Award Certificate

(Full title of plan)

Laurence B. Appel

Senior Vice President and General Counsel

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

(Name and address of agent for service)

(904) 783-5000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Obligation(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $1.00 per share	375,000	$8.80	$3,300,000	$267

(1)	Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(h), based upon the average of the high and low sales prices of Winn-Dixie Stores, Inc. common stock on the New York Stock Exchange on December 8, 2003.

This Registration Statement on Form S-8 (the “Registration Statement”) relates to three hundred seventy-five thousand (375,000) shares of common stock, par value $1.00 per share (the “Common Stock”), of Winn-Dixie Stores, Inc. (the “Company”) to be issued under the Frank Lazaran Stock Option Plan and Award Certificate (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the eligible participant of the Plan, as specified by Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents previously filed by the Company with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended June 25, 2003;

(b)	All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 25, 2003; and

(c)	The description of the Company’s common stock contained in the Registration Statement on Form 10, dated January 18, 1952, as amended by the Registration Statement on Form 8-A, dated August 16, 1991, including any amendment or report filed to update such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summary of certain indemnification provisions of the Florida Business Corporation Act is qualified in its entirety by reference to the complete text of the statute. Under Section 607.0850 of the Florida Business Corporation Act, the Company is empowered generally to indemnify any officer or director against liability incurred in connection with any proceeding if such officer or director acted in good faith and in a manner such officer or director reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company also is empowered to indemnify any officer or director against expenses and amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal. The Company may advance such expenses as long as the director or officer undertakes to repay such advances if ultimately found not to be entitled to indemnification. The statute also authorizes the Company to maintain directors and officers liability insurance.

Article XIII of the Company’s Bylaws provides for indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by law, against liability incurred in connection with any proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws also provide for indemnification against expenses, advancement of expenses and other provisions consistent with the indemnification provisions of the Florida Business Corporation Act.

The Company maintains officers’ and directors’ indemnity insurance covering claims made against an officer or director for reason of actual or asserted wrongful act (meaning breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted).

Item 7.	Exemptions from Registration Claimed

Not applicable.

Item 8.	Exhibits

Number	Description

5.1	Opinion of Kirschner & Legler, P.A.

23.1	Consent of KPMG LLP

23.2	Consent of Kirschner & Legler, P.A. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

99.1	Frank Lazaran Stock Option Plan

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on the 12th day of December, 2003.

WINN-DIXIE STORES, INC.

By:	/s/ Laurence B. Appel

Laurence B. Appel Senior Vice President and General Counsel

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned directors and officers of Winn-Dixie Stores, Inc., hereby constitute and appoint Laurence B. Appel, Richard P. McCook and D. Michael Byrum and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 12th day of December, 2003.

Signature	Title

/s/ A. Dano Davis A. Dano Davis	Chairman of the Board

/s/ Frank Lazaran Frank Lazaran	President, Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Richard P. McCook Richard P. McCook	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ D. Michael Byrum D. Michael Byrum	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ John E. Anderson John E. Anderson	Director

/s/ John H. Dasburg John H. Dasburg	Director

/s/ T. Wayne Davis T. Wayne Davis	Director

/s/ Tillie K. Fowler Tillie K. Fowler	Director

/s/ Edward W. Mehrer, Jr. Edward W. Mehrer, Jr.	Director

/s/ Julia B. North Julia B. North	Director

/s/ Carleton T. Rider Carleton T. Rider	Director

/s/ Charles P. Stephens Charles P. Stephens	Director

/s/ Ronald Townsend Ronald Townsend	Director

EXHIBIT INDEX

Number	Description

5.1	Opinion of Kirschner & Legler P.A.

23.1	Consent of KPMG LLP

23.2	Consent of Kirschner & Legler P.A. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

99.1	Frank Lazaran Stock Option Plan